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News Release: For immediate release
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Media: Suzie Singer	812.376.1917

IRWIN FINANCIAL CORPORATION CHAIRMAN WILL MILLER TO RING OPENING BELL AT NEW YORK STOCK EXCHANGE ON NOVEMBER 1, 2002

(Columbus, Indiana) October 30, 2002 Irwin Financial Corporation (NYSE:IFC) announced today that Chairman Will Miller will ring the opening bell at the NYSE on Friday, November 1 at 9:30 am (EST) to begin the trading day.

"Our shares began trading on the NYSE four days after the stock exchange re-opened after the tragedy of September 11, 2001. We did not think it was appropriate to celebrate under those circumstances. However, the move to the Big Board for a company over 130 years old is still something we are very proud of, so we are back a year later to celebrate," said Chairman, Will Miller.

The company began trading on the NYSE on September 21, 2001 under the symbol IFC. Mr. Miller concluded by noting, "We moved to the New York Exchange for greater visibility, liquidity and trading volume. We believe that move has been worthwhile." IFC had previously been traded on the NASDAQ National Market System.

Media

Photos of the event will be available via Associated Press/New York (212.621.1902), Reuters America (646.223.6285) and Bloomberg Photo (212.893.3420).

The Opening BellTM (starting at 9:25 a.m.) and The Closing BellTM (starting at 3:55 p.m.) feeds are available via fiber line at Waterfront #1630. The NYSE Daily News Feed is available from 2:30 p.m. -- 2:45 p.m. (EST) via satellite at Telstar 4, Transponder 11, C-Band and by fiber line at Waterfront #1630. A re-broadcast of the NYSE Daily News Feed is also available following The Closing Bell feed (starting at 3:55 p.m.) and can be accessed by fiber line at Waterfront #1630.

Photos will also be available on the company's website at www.irwinfinancial.com.

About Irwin Financial

Irwin Financial Corporation (www.irwinfinancial.com) is an interrelated group of specialized financial services companies organized as a bank holding company, with a history tracing to 1871. The Corporation, through its major subsidiaries -- Irwin Mortgage Corporation, Irwin Union Bank, Irwin Home Equity Corporation, Irwin Commercial Finance, and Irwin Ventures -- provides a broad range of financial services to consumers and small businesses in selected markets in the United States and Canada.